================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      AUTONOMOUS TECHNOLOGIES CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                 [LOGO OF AUTONOMOUS TECHNOLOGIES CORPORATION]



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 12, 1998

To our Stockholders:

     The Annual Meeting of Stockholders of Autonomous Technologies Corporation (the "Company") will be held on Friday, June 12, 1998 at 9:00 a.m., local time, at the Orlando Airport Marriott Hotel, 7499 Augusta National Drive, Orlando, Florida 32822 (see map on back page). The Company's principal executive offices are located at 2800 Discovery Drive, Orlando, Florida 32826. The phone number at the Company's offices is (407) 384-1600. At the meeting, the following items of business will be conducted:

     1. To elect seven directors to serve until the next Annual Meeting and until their successors have been elected and qualified;

     2. To approve a proposal to amend the Company's 1995 Stock Option Plan to increase the total number of shares from 1,750,000 to 2,250,000;

     3. To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on April 20, 1998 are entitled to notice of, and to vote at, the meeting and at any postponement or adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company for ten business days prior to the meeting.

                   By Order of the Board of Directors

                   /s/ Monty K. Allen
                   ------------------
                   Monty K. Allen
                   Vice President, Treasurer, Chief Financial Officer and
                    Secretary

Orlando, Florida
April 24, 1998

YOUR VOTE IS IMPORTANT. Please ensure that your shares will be represented at the meeting by completing, signing and returning your proxy card in the envelope provided, even if you plan to attend the meeting. Sending us your proxy will not prevent you from voting in person at the meeting should you wish to do so.

                              PROXY STATEMENT FOR

                      1998 ANNUAL MEETING OF STOCKHOLDERS
         ___________________________________________________________


PROXY INFORMATION

The accompanying proxy is solicited on behalf of the Board of Directors of Autonomous Technologies Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Friday, June 12, 1998, at 9:00 a.m. Eastern Daylight Time, or at any adjournment or adjournments thereof, at the Orlando Airport Marriott Hotel, 7499 Augusta National Drive, Orlando, Florida 32822, and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. If properly signed and returned and not revoked, the proxy will be voted in accordance with the instructions it contains. The persons named in the accompanying proxy will vote the returned proxy for the Board of Director's slate of directors and for Proposal 2 unless contrary instructions are given. At any time before it is voted, each proxy granted may be revoked by the stockholder by a later dated proxy, by written revocation addressed to the Secretary of the Company at 2800 Discovery Drive, Orlando, Florida 32826 or by voting by ballot at the Annual Meeting.

This Proxy Statement, Notice of Annual Meeting and the accompanying proxy card will be mailed to stockholders on or about April 24, 1998.

COMMON STOCK, VOTING PROCESS AND QUORUM FOR MEETING

The Company's Common Stock is the only class of security entitled to vote at the Annual Meeting. Only stockholders of record at the close of business on April 20, 1998 will be entitled to vote on all matters to come before the meeting. Each outstanding share of Common Stock entitles its holder to cast one vote for each matter to be voted upon. On March 31, 1998, there were 10,540,056 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

Votes cast by proxy or in person at the Annual Meeting will be tabulated to determine whether or not a quorum is present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on April 20, 1998 will constitute a quorum. All proxies representing shares that are entitled to vote at the meeting will be counted toward establishing a quorum, regardless of whether such proxies contain abstentions or broker non-vote notifications.

SOLICITATION

The cost of preparing and mailing the enclosed material, which is estimated to be $10,000, will be borne by the Company. The Company may use the services of officers and employees of the Company (who will receive no additional compensation) to solicit proxies. The Company intends to request banks and brokers holding shares of the Company's stock to forward copies of the proxy material to those persons for whom they hold shares and to request authority for the execution of proxies. The Company will reimburse banks and brokers for their out-of-pocket expenses.

                     PROPOSAL NO. 1:  ELECTION OF DIRECTORS

Pursuant to the Company's Third Amended and Restated Articles of Incorporation, the Board of Directors of the Company has fixed the number of directors at seven. Each elected Director will serve until the next Annual Meeting of Stockholders or until his successor shall be elected and shall qualify. Proxies in the accompanying form which are signed and returned to the Company and not revoked will be voted for the seven nominees listed in the table that follows, except where authority is specifically withheld by the stockholder. All nominees are incumbent directors. If any of the nominees should become unable to accept election, or for good cause will not accept the election, the person named in the proxy may vote for such other person or persons as may be designated by the Board of Directors, if any. Each nominee named below has indicated his willingness to accept election, and management has no reason to believe that any of the nominees named below will be unable or unwilling to serve.

The nominees for directors of the Company are as follows:

                                                                                      Age (at
                                        Principal Occupation or Employment during     April 10,
        Name                                 the past five years                       1998)              Director Since
---------------------------------------------------------------------------------------------------------------------------
Randy W. Frey /(2)/                     Chairman of the Board and Chief Executive         40                1985
                                        Officer of the Company since 1985;
                                        President from 1985 to March 1998
---------------------------------------------------------------------------------------------------------------------------
Richard C. Capozza, Ph.D.               Director and the Company's President and          56                1995
                                        Chief Operating Officer since March 1998
                                        and the Company's Executive Vice President
                                        and Chief Operating Officer since
                                        September 1995; Corporate Executive Vice
                                        President for Science and Technology of
                                        Pilkington Barnes Hind from 1990 to
                                        September 1995
---------------------------------------------------------------------------------------------------------------------------
G. Arthur Herbert /(1)/(2)/             Director; Principal in a business                 71                1992
                                        consulting firm, CEO Advisors of Orlando,
                                        Florida since 1989; Director of Techne
                                        Corporation, a publicly-held diagnostics
                                        firm
---------------------------------------------------------------------------------------------------------------------------
Stanley Ruffett /(1)/(2)/               Director; self-employed business                  74                1992
                                        consultant since 1989
---------------------------------------------------------------------------------------------------------------------------
Timothy Barabe /(1)/(2)/                Director (CIBA's designee on the Board); a        45                1995
                                        Vice President for CIBA Vision since June
                                        1993; and a Vice President of  CIBA-GEIGY
                                        Composites from 1990 to June 1993
---------------------------------------------------------------------------------------------------------------------------
Richard H. Keates, MD /(2)/             Director; consultant to the Company and           65                1996; also
                                        Professor of Ophthalmology, New York                                1992-1993
                                        Medical College since 1997; formerly
                                        Professor of Ophthalmology, University of
                                        California, Irvine, from 1990 to 1997
---------------------------------------------------------------------------------------------------------------------------
Whitney A. McFarlin /(2)/               Director; Chairman, President and Chief           57                1997
                                        Executive Officer of Angeion Corporation
                                        since September 1993
---------------------------------------------------------------------------------------------------------------------------
/(1)/ Member of Audit Committee
--------------------------------------
/(2)/ Member of Executive Compensation
      Committee
--------------------------------------

VOTE REQUIRED FOR APPROVAL OF ELECTION OF DIRECTORS

The affirmative vote of a majority of the shares of Common Stock having voting power present in person or represented by proxy, a quorum being present, is necessary to approve the election of each of the seven Director nominees.

BOARD OF DIRECTORS RECOMMENDATION

The Board of Directors recommends a vote "for" the nominees listed herein.

        INFORMATION CONCERNING THE OPERATION OF THE BOARD OF DIRECTORS

COMMITTEES

During the year ended December 31, 1997, there were eight meetings of the Board of Directors, of which two were by telephonic participation. All of the directors standing for re-election attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during the period for which he served as a director and the total number of meetings held by the Committees on which he may have served. The Board has two outstanding committees, the Audit and Executive Compensation Committees.

The Audit Committee consists of Messrs. Ruffett (Chair), Herbert and Barabe.
The Audit Committee acts as a liaison between the Board and the independent auditors and oversees the engagement of the independent auditors. The Audit Committee reviews the planning and scope of the financial statement audits, the results of those audits and the adequacy of the Company's accounting and control practices. The Audit Committee held two meetings during 1997, both with representatives of Arthur Andersen LLP present.

The Executive Compensation Committee consists of Messrs. Frey (Chair), Barabe, Herbert, Keates, Ruffett and McFarlin. The Executive Compensation Committee periodically reviews and approves compensation for the officers of the Company, reviews and approves the Company's bonus and incentive programs, and sets the compensation for Mr. Frey, who abstains during any such deliberations.

DIRECTOR COMPENSATION
Beginning in April 1997, the Board adopted a compensation arrangement setting fees for non-employee directors to $2,000 per Board meeting attended and $1,000 per committee meeting attended (with the exception of Dr. Keates in accordance with his consulting agreement - - see "Certain Transactions"). Also in April 1997, the Board instituted a plan of Board stock option participation whereby, upon initial election to the Board, a non-employee member will receive a non-qualified stock option from the Company's 1995 Stock Option Plan of 5,000 shares with a ten year term that is immediately fully vested at an exercise price equal to the Nasdaq closing price on the date of the first Board meeting attended by the new member. The Board also instituted an annual grant of 2,000 shares to non-employee members with a ten year term that is immediately fully vested at an exercise price equal to the market price on the date of the member's re-election to the Board (normally the Annual Meeting of the Shareholders). Dr. Keates is a participant in this plan of Board stock option participation. Initial grants of an option for 5,000 shares were made to Messrs. Barabe, Herbert, Keates and Ruffett at an exercise price of $5.125 on April 7, 1997 and to Mr. McFarlin at an exercise price of $5.375 on December 16,

1997, and grants of 2,000 shares each to Messrs. Barabe, Herbert, Keates and Ruffett at an exercise price of $3.75 upon re-election to the Board at the Stockholders Meeting on June 12, 1997.


SECTION 16(A) REPORTING
The Company believes, based on representations by directors and officers, that all required reports of ownership and changes in ownership of the Company's Common Stock with the Securities Exchange Commission during 1997, on Forms 3, 4 or 5 have been filed during the period in a timely manner.


                              CERTAIN TRANSACTIONS

Dr. Richard H. Keates is retained by the Company under the terms of a three year consulting agreement (the "Keates Agreement") whereby he serves as a Board member and medical and clinical consultant. The Keates Agreement is currently in its second year of operation and during that time, the Company pays him $9,500 per month plus expenses. As a result of the Keates Agreement, Dr. Keates does not receive Board or Committee service fees but does receive stock options under the plan adopted by the Board in April 1997 regarding such grants.

Messrs. Herbert and Ruffett are under retainer to the Company for general business and financial consulting, respectively, and are paid $1,000 per month for such services.

EXECUTIVE COMPENSATION

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Company's compensation program for executive officers has three basic tenets:
     1. To provide competitive total compensation, and mix thereof, to attract and retain qualified executive management;

     2. To provide an incentive component of cash bonuses that encourages achievement of short-term (one year or less) company goals;

     3. To provide an incentive component of stock options that encourages creation of long-term shareholder value.

In accordance with the executive "pay freeze" set in 1996 regarding substantive progress in achieving milestones toward development of shareholder value, no base salary increases were granted to executive officers in 1997. Executive officers and all other employees were also eligible for up to five cash bonuses based on Company performance milestones throughout the year (the 1997 Bonus
Plan). The Company achieved certain of the performance milestones, resulting in the executive bonuses detailed later in this Proxy Statement.

During 1997, the Committee considered the matter of additional stock option grants to executive officers. Each such officer who had been hired prior to 1997 was granted additional options (in addition to those which may have been granted upon initial employment with the Company) as detailed below as to "Named Officers." Additionally, a grant was made to a new executive officer to attract him to the Company during 1997.

In 1998, there are similar short-term incentives available to all of the executive officers upon successful attainment of certain Company goals for the year. The scope of this short-term incentive opportunity for 1998 is similar to that of 1997. All qualifying employees of the Company also participate in the same plan with certain Company goals (the 1998 Bonus Plan).

1997 CHIEF EXECUTIVE OFFICER COMPENSATION
Randy Frey, Chairman of the Board and Chief Executive Officer, participates in the 1998 Bonus Plan in addition to his base salary. Mr. Frey's base salary has been set at a level of $200,000 per annum since May 1996. The Committee believes this base salary level is competitive and equitable for the scope of his duties and responsibilities heading a publicly-held company. As founder of the Company, Mr. Frey holds 665,250 shares, or over 6%, of the Company's Common Stock in the form of founder's stock. In light of this significant equity holding, the Committee (and previous to the Committee existence, the full Board of Directors) had not granted Mr. Frey stock options. However, in 1997, it was recognized that the need for additional equity capital would continue to cause dilution to Mr. Frey's stock position. Therefore the Board granted Mr. Frey incentive stock options in December 1997 for 60,000 shares with an exercise price of $5.375 with the Company's normal five year vesting for employee options. The Board will review the matter of stock options to Mr. Frey in the future as Company progress warrants.

Submitted by the Executive Compensation Committee, excluding Mr. Frey as
Chairman:

/s/Stanley Ruffett                                      /s/Timothy Barabe
/s/G. Arthur Herbert                                    /s/Dr. Richard H. Keates
/s/Whitney A. McFarlin


EXECUTIVE COMPENSATION

Summary Compensation Table
The following table describes the compensation earned in the last three fiscal years to the Chief Executive Officer of the Company and each of the Company's four most highly compensated executive officers (the "Named Officers") whose 1997 cash compensation was $100,000 or more.

                                                                                                          Long-Term
                                                                                                         Compensation
                                                              Annual Compensation                          Awards
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                         Number of Shares
                                        Year                                           Other             Underlying Stock
    Name and Principal Position         (1)              Salary         Bonus        Compensation           Options
------------------------------------------------------------------------------------------------------------------------------------

Randy W. Frey /(2)/                       1997         $200,000       $32,000       $ 7,233                   60,000
Chairman of the Board, President          1996         $171,877       $20,192       $ 6,967                    -----
 and Chief Executive Officer              1995         $ 93,753       $ 1,000       $ 5,603                    -----

------------------------------------------------------------------------------------------------------------------------------------

Richard C. Capozza, Ph.D. /(3)/           1997         $190,000       $30,400       $ 7,933                   60,000
Executive Vice President and Chief        1996         $190,000       $29,231       $65,082                    -----
 Operating Officer                        1995         $ 47,500       $ 1,000       $92,832                  270,000

------------------------------------------------------------------------------------------------------------------------------------

George H. Pettit, MD, Ph.D. /(4)/         1997         $150,000       $24,000       $ 7,211                   20,000
Vice President of Research                1996         $ 75,000       $11,538       $12,504                  100,000
                                          1995            -----         -----         -----                    -----
------------------------------------------------------------------------------------------------------------------------------------

Monty K. Allen /(5)/                      1997         $126,000       $20,160       $ 7,339                   80,729
Vice President, Treasurer and             1996         $118,125       $18,577       $ 5,728                      252
 Chief Financial Officer; Secretary       1995         $ 42,538       $ 1,000       $23,438                   52,500

------------------------------------------------------------------------------------------------------------------------------------


/(1)/1997 and 1996 are the calendar fiscal years ended December 31, 1997 and 1996, respectively; 1995 is the fiscal year comprised of nine months ended December 31, 1995, when the Company made a fiscal year-end change.
/(2)/Mr. Frey's Other Compensation includes Company payments toward medical, dental, and prescription drug card benefits, short and long-term disability insurance and life insurance.
/(3)/Dr. Capozza's Other Compensation includes Company payments toward medical, dental, and prescription drug card benefits, short and long-term disability insurance and life insurance, and relocation expenses and related tax gross-up thereon in 1995 and 1996. The tax gross-up has been accrued by the Company in its financial statements for the year of occurrence of the related relocation expenses and is paid to Dr. Capozza in the following year. In addition to the amounts shown in the above table, Dr. Capozza recognized $16,994 in earned income and had appropriate payroll taxes withheld during 1997 as the result of a disqualifying disposition from a stock option exercise. Dr. Capozza was employed by the Company in September 1995. As a result, the 1995 amounts in the table above are for a partial fiscal year.
/(4)/Dr. Pettit's Other Compensation includes Company payments toward medical, dental, and prescription drug card benefits, short and long-term disability insurance and life insurance, and relocation expenses in 1996. Dr. Pettit was employed by the Company in July 1996. As a result, the 1996 amounts in the table above are for a partial fiscal year.
/(5)/Mr. Allen's Other Compensation includes Company payments toward medical, dental, and prescription drug card benefits, short and long-term disability insurance and life insurance, and relocation expenses in 1995. In addition to the amounts shown in the above table, Mr. Allen recognized $6,475 in earned income and had appropriate payroll taxes withheld during 1997 as the result of disqualifying dispositions from stock option exercises. Mr. Allen was employed by the Company in August 1995. As a result, the 1995 amounts in the table above are for a partial fiscal year.

The Company added long-term disability insurance to the benefits package of all employees in May 1997. Previously, none of the Named Officers were receiving Company-paid long-term disability insurance with the exception of Mr. Frey.

Option Grant Information
The following table sets forth information concerning options granted to the Named Officers during the fiscal year ended December 31, 1997 under the Company's 1995 Stock Option Plan and the Company's 1996 Employee Stock Purchase Plan.

                              NUMBER OF       PERCENT OF
                              SECURITIES     TOTAL OPTIONS                   MARKET                 POTENTIAL REALIZABLE VALUE AT
                              UNDERLYING      GRANTED TO       EXERCISE     PRICE AT    EXPIRES     ASSUMED ANNUAL RATES OF STOCK
                            OPTION GRANTS   EMPLOYEES IN     PRICE ($/SH)    DATE OF       ON       PRICE APPRECIATION FOR OPTION
           Name                                 1997(3)                       GRANT       DATE                 TERM(1)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                        0%           5%          10%

-----------------------------------------------------------------------------------------------------------------------------------
Randy W. Frey                       60,000             10.3        $5.375       $5.375  12/16/07     $  0     $202,783     $513,873
-----------------------------------------------------------------------------------------------------------------------------------
Richard C. Capozza                  60,000             10.3        $5.375       $5.375  12/16/07     $  0     $202,783     $513,873
-----------------------------------------------------------------------------------------------------------------------------------
George H. Pettit                    20,000              3.4        $5.375       $5.375  12/16/07     $  0     $ 67,594     $171,291
-----------------------------------------------------------------------------------------------------------------------------------
Monty K. Allen /(2)/                80,729             13.8        $6.844       $6.850  10/14/07     $444     $346,349     $876,960
-----------------------------------------------------------------------------------------------------------------------------------

_________

/(1)/ The potential realizable value is based on the term of the option at the time of grant. The assumed stock price appreciation of five and ten percent is mandated by the rules of the Securities and Exchange Commission. The potential realizable value is calculated by assuming that the market price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. No effects from individual taxation are used in the calculations. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock, overall market conditions and the executive's continued employment with the Company. The amounts represented in this table may not be achieved.
/(2)/ Mr. Allen's option grants includes 729 shares purchased during the year as a participant in the Company's 1996 Employee Stock Purchase Plan. As a result of the 15% discount from market price at which the plan allows option grants to be made, Mr. Allen's market price at date of grant and exercise price for all option grants displayed are different values on a weighted average basis. As a result, Mr. Allen's potential realizable value in a scenario of 0% assumed annual stock price appreciation represents the total dollar value of the discount on the 729 shares granted and exercised during the year. These 729 shares represented 7.8% of the options granted under the elective 1996 Employee Stock Purchase Plan for 1997.
/(3)/ The percent of total options granted to employees in 1997 is calculated without including a 60,000 share non-qualified stock option grant to Mr. Terence A. Walts, a former consultant to the Company. The 60,000 share option grant has since been cancelled. See "Employment Agreement" below.

Option Exercises in the Last Year and Year End Option Table
The following table provides information regarding stock option exercises by the Named Officers in 1997.

                       OPTION EXERCISES IN THE LAST YEAR


                                         Shares Acquired            Value
Name                                       on Exercise           Realized /(1)/
-------------------------------------------------------------------------------
Randy W. Frey                              -----                  -----
Richard C. Capozza                        54,000               $306,000
-------------------------------------------------------------------------------
George H. Pettit                           -----                  -----
-------------------------------------------------------------------------------
Monty K. Allen                            21,729               $ 94,435
-------------------------------------------------------------------------------

/(1)/Value realized was determined by multiplying the number of shares exercised by the difference between the exercise price per share and the closing price on the exercise date.


The following table provides information regarding unexercised stock options held by the Named Officers as of December 31, 1997.

                         FISCAL YEAR-END OPTION VALUES

                                   Number of Securities Underlying           Value of Unexercised In-the-Money
                                   Unexercised Options at Year-End                Options at Year-End (1)
------------------------------------------------------------------------------------------------------------------
       Name                     Exercisable             Unexercisable        Exercisable          Unexercisable
------------------------------------------------------------------------------------------------------------------
Randy W. Frey                              -----                  60,000                -----             $ 15,000
------------------------------------------------------------------------------------------------------------------
Richard C. Capozza                        54,000(2)              222,000             $285,750             $872,250
------------------------------------------------------------------------------------------------------------------
George H. Pettit                          20,000                 100,000                -----             $  5,000
------------------------------------------------------------------------------------------------------------------
Monty K. Allen                             -----                 111,500                -----             $166,688
------------------------------------------------------------------------------------------------------------------

/(1)/Value based on the difference between the last reported sale of the Company's Common Stock on the Nasdaq National Market of $5.625 per share on December 31, 1997, and the exercise price of the options.
/(2)/Exercised after December 31, 1997 for Value Realized of $336,402.

The Company's 1995 Stock Option Plan, as amended, generally provides for acceleration of vesting of outstanding options in the event of a "change in control transaction." The acceleration provision provides for certain alternatives to acceleration at the discretion of the Board of Directors in order to comply with certain laws, rules and regulations.

Employment Agreement
The Company entered into an employment agreement dated June 2, 1995 with Mr. Terence A. Walts. Mr. Walts served as a full-time sales and marketing consultant to the Company in the capacity of Chief Marketing Officer under the auspices of a 1995 Strategic Alliance Agreement ("SAA") with CIBA Vision Group Management, Inc. ("CIBA") until March 1998. Although

Mr. Walts was paid his base salary and benefits by CIBA, the Company provided compensatory incentives to Mr. Walts during a period of nearly three years, including an annual cash bonus of $50,000 and a common stock grant for 120,000 shares. Mr. Walts and the Company have agreed that Mr. Walts will not become an employee of the Company in June 1998, as contemplated in the Strategic Alliance Agreement between the Company and CIBA. Mr. Walts was a valuable consultant and contributor to the Company and its progress over the last three years, and was particularly instrumental in finalizing and supporting the Strategic Alliance with CIBA.

Compensation Committee Interlocks and Insider Participation
The Executive Compensation Committee consisted of Messrs. Frey, Barabe, Herbert, Keates, Ruffett and McFarlin during their respective periods of service in 1997. Of the Committee members, Mr. Frey was the only member who was also an officer or employee of the Company.

                         STOCK PRICE PERFORMANCE GRAPH

The following is a line graph presentation that compares an index of stockholder return on a total return basis for the Company to the same measures for a broad market index and for an index of peer companies from May 1, 1996, the date of the Company's initial public offering, to December 31, 1997. The graph assumes $100 invested on May 1, 1996 in the Company's Common Stock and each of the indices. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "ATCI."



                       [CAMPARISON OF TOTAL RETURN GRAPH]






The line marked "NASDAQ" is the aggregate Nasdaq Stock Market for both U.S. and foreign issues (over 5,000 issues). The line marked "Peer" is an index of all U.S. and foreign companies listed on the Nasdaq Stock Market with a Standard Industrial Classification ("SIC") code within the range of 3840 to 3849 (almost 200 issues). The 384x SIC code is entitled Surgical, Medical and Dental Instruments and Supplies.

The actual data points embedded in the graph above are noted in the following table. The information in the table was obtained from the Center for Research in Security Prices at the University of Chicago Graduate School of Business.

              Date                Autonomous        NASDAQ        Peer
------------------------------------------------------------------------
              5/1/96                100.0           100.0          100.0
------------------------------------------------------------------------
              5/31/96                90.9           103.8          103.4
------------------------------------------------------------------------
              6/28/96                71.2            98.9           94.4
------------------------------------------------------------------------
              7/31/96                48.5            89.9           83.1
------------------------------------------------------------------------
              8/30/96                66.7            95.1           86.6
------------------------------------------------------------------------
              9/30/96                50.0           102.2           92.5
------------------------------------------------------------------------
              10/31/96               50.0           101.1           86.3
------------------------------------------------------------------------
              11/29/96               47.0           107.3           86.8
------------------------------------------------------------------------
              12/31/96               48.5           107.1           89.5
------------------------------------------------------------------------
              1/31/97                66.7           114.8           92.7
------------------------------------------------------------------------
              2/28/97                72.7           108.7           91.5
------------------------------------------------------------------------
              3/31/97                63.6           101.7           83.6
------------------------------------------------------------------------
              4/30/97                60.6           104.7           81.3
------------------------------------------------------------------------
              5/30/97                47.0           116.5           89.7
------------------------------------------------------------------------
              6/30/97                50.0           120.1           91.1
------------------------------------------------------------------------
              7/31/97                45.5           132.7           97.4
------------------------------------------------------------------------
              8/29/97                43.2           132.3           97.8
------------------------------------------------------------------------
              9/30/97                65.2           140.6          107.7
------------------------------------------------------------------------
              10/31/97               74.2           133.0          105.4
------------------------------------------------------------------------
              11/28/97               65.9           133.3          103.4
------------------------------------------------------------------------
              12/31/97               68.2           131.1          102.6
------------------------------------------------------------------------

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as best known to the Company regarding the beneficial ownership of the Company's Common Stock as of March 31, 1998, unless otherwise indicated, by (1) each person known to the Company to own more than 5% of the issued and outstanding Common Stock, (2) each of the Company's directors, (3) each of the Named Officers, and (4) all directors and executive officers as a group.

                                                 Shares of Common Stock            Approximate Percent
Beneficial Owner                                 Beneficially Owned (1)            Beneficially Owned
-----------------------------------------------------------------------------------------------------------
CIBA Vision Group Management, Inc. (2)
11460 Johns Creek Parkway
Duluth, GA  30136                                 1,695,371                           15.76%
-----------------------------------------------------------------------------------------------------------
Timothy Barabe (2)                                1,702,371                           15.82%
-----------------------------------------------------------------------------------------------------------
Dawson Samberg Capital Management, Inc. (3)
354 Pequot Avenue                                 1,000,000                            9.30%
Southport, CT 06490
-----------------------------------------------------------------------------------------------------------
Randy W. Frey (4)                                   665,250                            6.18%
-----------------------------------------------------------------------------------------------------------
Heartland Advisors, Inc. (5)
790 North Milwaukee Street
Milwaukee, WI  53202                                615,000                            5.72%
-----------------------------------------------------------------------------------------------------------
Richard C. Capozza, Ph.D. (6)                       132,259                            1.23%
-----------------------------------------------------------------------------------------------------------
G. Arthur Herbert (7)                                70,150                              *
-----------------------------------------------------------------------------------------------------------
Stanley Ruffett (8)                                  36,850                              *
-----------------------------------------------------------------------------------------------------------
Richard H. Keates, MD (9)                            35,950                              *
-----------------------------------------------------------------------------------------------------------
Monty K. Allen (10)                                  20,416                              *
-----------------------------------------------------------------------------------------------------------
George H. Pettit (11)                                20,000                              *
-----------------------------------------------------------------------------------------------------------
Whitney A. McFarlin (12)                              5,000                              *
-----------------------------------------------------------------------------------------------------------
All Directors and Executive Officers as a
 Group (11 persons) (13)                          2,688,246                           24.99%

-----------------------------------------------------------------------------------------------------------


* Represents beneficial ownership of less than one percent of the outstanding Common Stock.

/(1)/The persons and entities in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.
/(2)/The 1,695,371 shares are owned by CIBA Vision Group Management, Inc., a wholly owned subsidiary of Novartis U.S., Inc., in turn a wholly owned subsidiary of Novartis, Ltd. of Basel Switzerland, engaged in the business of vision care products and services. The number of shares beneficially owned does not include 171,713 shares that may be issuable on May 15, 1999 to CIBA under the terms of the 1995 Strategic Alliance Agreement. CIBA was issued 438,821 shares in March 1998 under an amendment to the Strategic Alliance Agreement, thereby reducing the shares that would have been issuable on May 15, 1999. Mr. Barabe is an officer of CIBA, and he serves on the Company's Board of Directors as the designee of CIBA. Mr. Barabe disclaims beneficial ownership of the securities of the Company owned by CIBA. Mr. Barabe holds for his personal account non-qualified stock options for 7,000 shares which are exercisable within sixty days. As part of the Strategic Alliance Agreement, the Company and certain of its stockholders agreed to vote their shares of stock, then owned and thereafter acquired, in favor of the election of CIBA's single designee to the Board of Directors for as long as CIBA shall maintain 7.5% ownership of the Company on a fully diluted, common stock equivalent basis.
/(3)/As reported by Dawson Samberg Capital Management, Inc. on Schedule 13-G dated February 12, 1998. Includes a stock purchase warrant to purchase 135,000 shares of Common Stock exercisable through February 28, 1999 at $3.33 per share.
/(4)/Excludes options to acquire 60,000 shares which are not exercisable within 60 days. Excludes 525 shares of Common Stock and a stock purchase warrant to purchase 450 shares of Common Stock exercisable through February 28, 1999 at $3.33 per share held by Mr. Frey's mother, for which he disclaims any beneficial ownership.
/(5)/As reported by Heartland Advisors, Inc. on Schedule 13-G dated January 23,
     1998.
/(6)/Includes a stock purchase warrant to purchase 15,000 shares of Common Stock exercisable through February 28, 1999 at $3.33 per share. Excludes options to acquire 222,000 shares which are not exercisable within 60 days.
/(7)/Includes non-qualified options to acquire 7,000 shares which are exercisable within 60 days and a stock purchase warrant to acquire 15,000 shares of Common Stock exercisable through February 28, 1999 at $3.33 per share.
/(8)/Includes non-qualified options to acquire 7,000 shares which are exercisable within 60 days.
/(9)/Includes non-qualified options to acquire 7,000 shares which are exercisable within 60 days.
/(10)/Excludes options to acquire 111,763 shares which are not exercisable within 60 days.
/(11)/Includes options to acquire 20,000 shares which are exercisable within 60 days. Excludes options to acquire 100,000 shares which are not exercisable within 60 days.
/(12)/Includes non-qualified options to acquire 5,000 shares which are exercisable within 60 days.
/(13)/Includes options to acquire 53,000 shares which are exercisable within 60 days and stock purchase warrants to acquire 30,000 shares of Common Stock exercisable through February 28, 1999 at $3.33 per share. Excludes options to acquire 593,763 shares which are not exercisable within 60 days.

             PROPOSAL NO. 2:  APPROVAL OF AMENDED STOCK OPTION PLAN

On February 24, 1998, the Board of Directors approved, and recommended that the Company's stockholders approve, an amendment to the Company's 1995 Stock Option Plan (the "1995 Plan") to increase the Common Stock available in that plan from 1,750,000 shares to 2,250,000 shares. As of February 24, 1998, the most recent date of grants made under the 1995 Plan, the Company has granted options on 1,602,430 shares, net of cancellations, out of the 1995 Plan's total authorization of 1,750,000 shares, leaving 147,570 shares available for future option grants.

It is the Company's practice to grant an option for a minimum of 1,000 shares to each employee after completion of an initial probationary period. Additionally, in the case of attracting certain technical, managerial or executive personnel, stock options have been and are expected to remain an important part of the compensatory package that the Company can offer. The Company wishes to remain in a position to utilize stock options to assist in the accomplishment of the Company's business objectives. Of the net options on 1,602,430 shares that have been granted since the formation of the 1995 Plan, options on 835,500 shares (approximately 52%) have been granted to attract four executive officers to join the Company or were granted subsequent to employment to a total of six officers for reward and retention. Also included in the 835,500 total are options granted to members of the Board of Directors. The balance of 766,930 shares (approximately 48%) have been granted to reward employee accomplishments in periods prior to formation of the 1995 Plan, to attract and retain certain technical and managerial personnel to employment, to reward accomplishments since the 1995 Plan formation, and to implement the objective that all employees hold an equity interest in the Company. The Board of Directors believes that the total number of options in the Company's capitalization structure remains in the normal range for a development stage, technology company that is cash constrained due to lack of commercial revenue and profits before gaining FDA approval for its product.

If this proposal is adopted by the Company's stockholders, section 3(a) of the Company's 1995 Stock Option Plan would be changed to read as follows in its entirety:

3.   Stock Subject to Option
---  -----------------------

(a)  Total Number of Shares.  The total number of shares of Stock which may be
     ----------------------
issued by the Company to all Optionees under this Plan is 2,250,000 shares. The total number of shares of Stock which may be so issued may be increased only by a resolution adopted by the Board of Directors and approved by the shareholders of the Company.

VOTE REQUIRED FOR APPROVAL OF AMENDMENT OF THE COMPANY'S 1995 PLAN

The affirmative vote of a majority of the shares of Common Stock having voting power present in person or represented by proxy, a quorum being present, is necessary to approve the Amendment to the Company's 1995 Stock Option Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2, THE AMENDMENT TO INCREASE THE AUTHORIZED COMMON STOCK UNDER THE COMPANY'S 1995 PLAN FROM 1,750,000 SHARES TO 2,250,000 SHARES.

                                 OTHER BUSINESS

The Board of Directors is not aware of any other matter that may be presented for action at the Annual Meeting. Should any other matter requiring a vote of the stockholders arise, the enclosed proxy card gives authority to the persons listed on the card to vote at their discretion in the best interest of the Company.

Representatives of Arthur Andersen LLP, the company's independent public accountants, are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if the representatives so desire. Arthur Andersen LLP has been the Company's independent public accountants continuously since the audit performed as of March 31, 1993 and for the fiscal year then ended. Arthur Andersen LLP also provides the service of preparing the Company's Federal and state tax returns and filings, and their London and Toronto offices have provided consulting services relating to import and VAT in Europe.

                   STOCKHOLDER PROPOSALS FOR THE 1999 MEETING

Stockholder proposals that are intended to be presented at the Company's Annual Meeting of stockholders to be held in 1999 must be received by the Company no later than December 23, 1998 in order to be included in the proxy statement and related proxy materials.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of the Company's Annual Report for 1997, which contains the Company's Form 10-K in its entirety, including the financial statements of the Company, accompanies this proxy statement. The Company will provide an additional Form 10-K copy (or copies) to any stockholder as of the record date, who so requests in writing. Such requests should be directed to Monty K. Allen, Secretary of the Company at 2800 Discovery Drive, Orlando, Florida 32826.

The Company has chosen to mail its Annual Report and Financial Statement on Form 10-K with this proxy material to stockholders, such mailing to take place on or around April 25, 1998.

   Location of the Annual Meeting of Stockholders of Autonomous Technologies
                                  Corporation

                         Orlando Airport Marriott Hotel
                          7499 Augusta National Drive
                             Orlando, Florida 32822



                    [MAP ORLANDO AIRPORT TO MARRIOTT HOTEL]










                             Friday, June 12, 1998
                                   9:00 a.m.

                       [LOGO OF AUTONOMOUS TECHNOLOGIES
                           CORPORATION APPEARS HERE]


                              2800 DISCOVERY DRIVE
                               ORLANDO, FL  32826
                                  407-384-1600


                                   PROXY CARD

Randy W. Frey and Monty K. Allen, or either of them, are hereby authorized, with full power of substitution, to represent and to vote the stock of the undersigned at the Annual Meeting of Stockholders of the Company to be held on June 12, 1998, or at any adjournment, upon such business as may properly come before the meeting, including the following items as set forth in the Proxy Statement.

1.   Election of Directors.  Nominees:  Randy W. Frey, Richard C. Capozza,
     ---------------------
Ph.D., G. Arthur Herbert, Stanley Ruffett, Timothy Barabe, Richard H. Keates, MD, and Whitney A. McFarlin.

For the above slate of nominees:  [_]
---

Withheld for the above slate :    [_]
--------

If withheld for only part of the slate, please list the nominee(s) that you are not in favor of:

______________________________________________________________________________

______________________________________________________________________________

2.   Approve an amendment to the Company's 1995 Stock Option Plan to increase
     ------------------------------------------------------------------------
the number of shares available for grant from 1,750,000 to 2,250,000.
--------------------------------------------------------------------

For the amendment to increase shares available in the 1995 Stock Option Plan:
---
[_]

Against the amendment to increase shares available in the 1995 Stock Option
-------
Plan:  [_]


You are encouraged to specify your choices by marking the appropriate box. This Proxy, when properly executed, is voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for the election of Directors, and for the amendment to the Company's 1995 Stock Option Plan to increase shares available for grant thereunder. The Proxies cannot vote your shares unless you sign and return the Card. In their direction, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

I plan to attend the meeting:     [_]


Signature(s):  _________________________________  Date:  ________________


 THIS PROXY IS BEING SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS.